Exhibit 99.1

Omnicom Group Appoints Swiecicki, SVP, Finance and Controller;

Castellaneta to SVP, Chief Accounting Officer

New York (Jan. 12, 2015) - Omnicom Group Inc. (NYSE:OMC) today announced two executive promotions within the company’s senior management team. Peter Swiecicki, who currently serves as Director of Business Operations has been promoted to SVP, Finance and Controller. Andrew Castellaneta, who is Assistant Controller, becomes SVP, Chief Accounting Officer. These appointments, which are currently effective, follow Phil Angelastro’s appointment as Chief Financial Officer last September.

As Controller, Swiecicki will play a key leadership role in financial management and business process optimization. He will oversee the company’s financial processes and systems, as well as our planning and forecasting function. Castellaneta will be responsible for Omnicom’s global financial reporting function, providing transactional accounting support and financial analysis, and managing the company’s regulatory compliance requirements.

“Pete and Andy have deep expertise in establishing financial best practices,” said Phil Angelastro, CFO, Omnicom. “Their deep knowledge of our businesses and financial operations has helped Omnicom build a world-class finance team, and we are pleased to be expanding their roles and responsibilities.”

Prior to joining Omnicom in 2013, Swiecicki spent over 30 years at Omnicom’s BBDO in various roles. He started his career at BBDO as Controller, BBDO Detroit, rising to CFO and COO of the agency. In 2010, he assumed the role of CFO of BBDO Germany and then moved to BBDO Worldwide in New York to shepherd several worldwide process efficiency initiatives.

Castellaneta joined Omnicom as Assistant Controller in 2000 and has played a key role in enhancing the company’s global financial reporting process and ongoing efforts to define and implement accounting policies and procedures for all Omnicom companies. Prior to joining Omnicom, he spent over a decade at the corporate headquarters of the Walt Disney Company and IBM in various senior financial management positions, including roles in financial reporting, M&A, real estate and treasury.

About Omnicom

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries. Follow us on Twitter for the latest news.

Contacts:

Joanne Trout, Omnicom Group, 212-415-3669, joanne.trout@omnicomgroup.com

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